Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-84054

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 19, 2002)

3,000,000 Shares

MICHAELS STORES, INC.

Common Stock

          This prospectus supplement supplements the prospectus dated March 19, 2002 of Michaels Stores, Inc. relating to, among other things, the sale by certain stockholders of Michaels of up to 3,000,000 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

          This prospectus supplement restates in its entirety the information set forth under the caption “Resale of Shares; Selling Stockholders” in the prospectus.

The date of this prospectus supplement is June 24, 2003.

RESALE OF SHARES; SELLING STOCKHOLDERS

          The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares acquired by them upon the exercise of options. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of the close of business on June 19, 2003. 66,662,709 shares of common stock were issued and outstanding as of that date.

          We are unaware whether the selling stockholders listed below intend to exercise the options or sell the shares they may acquire upon exercise of options.

          In the future we may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon exercise of options pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect such changes as and when required by law.

	Common Stock			Common Stock
	Ownership		Number of	Ownership
	Prior to Offering (1)		Shares of	After Offering (1)
			Common Stock
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage

Charles J. Wyly, Jr. (2) Chairman of the Board of Directors	1,802,988	2.7%	70,000	1,732,988	2.6%

Sam Wyly (3) Vice Chairman of the Board of Directors	1,589,992	2.3%	70,000	1,519,992	2.2%

Richard E. Hanlon (4) Director	105,200	*	70,000	35,200	*

Richard C. Marcus (5) Director	105,000	*	70,000	35,000	*

Liz Minyard (6) Director	52,500	*	52,500	0	*

Cece Smith (7) Director	35,000	*	35,000	0	*

*	Less than 1% of class.

(1)	Percentages are based on 66,662,709 shares of common stock issued and outstanding as of the close of business on June 19, 2003.

(2)	Includes 400,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. 1997 Stock Option Plan, 166,666 of which are presently exercisable, 66,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 33,333 of which become exercisable on each of August 7, 2003 and August 7, 2004, and 33,334 of which become exercisable on August 7, 2005; 400,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan held by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is a co-trustee), all of which are presently exercisable; 160,000 shares held of record by Stargate, Ltd.; 564,284 shares held of record by family trusts of which Mr. Wyly is the trustee; 208,604 shares held of record by Shadywood USA, Ltd. (a limited partnership of which Mr. Wyly is a general partner). Also includes 70,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(3)	Includes 1,150,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan, 1,033,333 of which are presently exercisable, 33,333 of which become exercisable on July 31, 2003, 33,334 of which become exercisable on July 31, 2004, 16,666 of which become exercisable on August 7, 2003, and 16,667 of which become exercisable on each of August 7, 2004 and August 7, 2005; 200,000 shares held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general and limited partner); 149,572 shares held of record by family trusts of which Mr. Wyly is the trustee; 14,020 shares held of record by Mr. Wyly’s spouse; 6,400 shares held of record by a marital trust of which Mr. Wyly’s spouse is the trustee. Also includes 70,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(4)	Includes 20,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan, all of which are presently exercisable, and 10,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan held by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee), all of which are presently exercisable. Also includes 70,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(5)	Includes 30,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan, all of which are presently exercisable. Also includes 70,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(6)	Includes 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(7)	Includes 35,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

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